EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Expeditors International of Washington, Inc.:

We consent to the use of our reports dated February 21, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in accounting for leases, due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification Topic 842.

s<KPMG LLP>

Seattle, Washington

May 13, 2020